Exhibit 5.1

Mehdi Khodadad

T: +1 650 843 5005

mkhodadad@cooley.com

July 2, 2015

Paratek Pharmaceuticals, Inc.

75 Kneeland Street

Boston, MA 02111-1901

Ladies and Gentlemen:

We have acted as counsel to Paratek Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with certain matters relating to the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to: (i) 360,000 shares of common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the Company’s 2015 Inducement Plan (the “Inducement Shares”); (ii) 1,200,000 shares of Common Stock issuable pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 Shares”); and (iii) 119,640 shares of Common Stock issuable pursuant to the Company’s Amended and Restated 2006 Incentive Award Plan (the “2006 Shares” and together with the Inducement Shares and the 2015 Shares, the “Shares”) and preferred stock purchase rights (the “Rights”) associated with the shares of common stock issuable upon exercise of the Shares to be issued pursuant to that certain Tax Benefit Preservation Plan, dated as of September 13, 2013 (the “Tax Preservation Plan”), between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s 2015 Inducement Plan (the “Inducement Plan”), the Company’s 2015 Equity Incentive Plan (the “2015 Plan”) and the Company’s Amended and Restated 2006 Incentive Award Plan (the “2006 Plan” and together with the Inducement Plan and the 2015 Plan, the “Plans”), (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect as of the date hereof and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. We have also assumed that the Tax Preservation Plan has been duly authorized, executed and delivered by the Rights Agent and that the members of the Board of Directors of the Company (the “Board”) have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Tax Preservation Plan.

This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this opinion addresses corporate procedures in connection with the issuance of the Rights associated with the shares of common stock issuable upon exercise of the Shares, and not any particular provision of the Rights or the Tax Preservation Plan. It should be understood that it is not settled whether the invalidity of any particular provision of an agreement relating to preferred stock purchase rights or purchase rights issued thereunder would invalidate such rights in their entirety.

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Paratek Pharmaceuticals, Inc.

July 2, 2015

As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares and associated Rights, when sold and issued in accordance with the Plans and the Registration Statement and related prospectuses, will be validly issued, and the Shares will be fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Mehdi Khodadad
Mehdi Khodadad